Exhibit 99.1
NEWS RELEASE

CONTACTS:	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S NAMES DAVID W. HEAD PRESIDENT AND
CHIEF EXECUTIVE OFFICER
NASHVILLE, Tenn. (August 2, 2010) — O’Charley’s Inc. (Nasdaq: CHUX), a casual dining company, today announced that it has named David W. Head as its president and chief executive officer, effective September 1, 2010. Head, age 53, was also appointed to the board of directors effective September 1, 2010, increasing the total number of the Company’s directors to eleven.
     An executive with substantial experience in casual dining as well as quick-service, Head most recently served as Chairman, President and Chief Executive Officer of Captain D’s Seafood Kitchen, a brand with approximately 550 restaurants and over $500 million in system-wide sales. Head previously served as President and Chief Executive Officer of Romacorp, Inc., the owner of Tony Roma’s Ribs, Seafood and Steaks; and as Chief Operating Officer of major franchisees of Applebee’s and Red Robin Gourmet Burgers.
     “We are pleased to welcome David to our company as its new chief executive officer,” said Philip J. Hickey, Jr., chairman of the board of directors and interim chief executive officer. “He is a proven leader with a broad skill set, deep operational experience in the restaurant industry, and an impressive track record refining and repositioning restaurant brands. I look forward to working closely with David to improve our financial performance by building guest loyalty with great food, service and value.”
     Consistent with the Company’s philosophy of aligning the interests of its management with those of its shareholders, effective September 1, 2010 the Company has granted Mr. Head stock option awards for an aggregate of 120,000 shares of the Company’s common stock, half of which will cliff vest after two years, and half of which will cliff vest after 3 years; and restricted stock awards for an aggregate of 40,000 shares of the Company’s common stock that will cliff vest after four years. These awards constitute inducement awards under NASDAQ Stock Market Rule 5635(c)(4).

Head Named CEO of O’Charley’s Inc.

August 2, 2010
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 367 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 243 restaurants in 19 states in the Southeast and Midwest, including 234 company-operated O’Charley’s restaurants, and 9 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 113 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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